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EXHIBIT 99.1


[ARENA LOGO]

                          Arena Pharmaceuticals, Inc.
6166 Nancy Ridge Drive
San Diego, California 92121
(858) 453-7200
www.arenapharm.com                                                 Press Release
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ARENA PHARMACEUTICALS, INC. ANNOUNCES RECEPTOR DISCOVERY COLLABORATION WITH
TAISHO PHARMACEUTICAL CO., LTD.

San Diego, California. March 26, 2001 (Nasdaq: ARNA) /PRNewswire/ Arena Pharmaceuticals, Inc. today announced that it has entered into a receptor-discovery research collaboration with Taisho Pharmaceutical Co., Ltd. Phase I of the collaboration is directed toward identification studies for a receptor of interest to Taisho. Although the endogenous ligand for the unknown receptor has been previously identified, to date the corresponding endogenous receptor has not been discovered. Arena and Taisho believe that the receptor, once identified, will be a G protein-coupled receptor (GPCR). In the event that the receptor is identified, cloned and sequenced, Phase II of the collaboration will focus on the application of Arena's CART Technology to the receptor, followed by screening of the CART-activated receptor with either or both of Arena's and Taisho's in-house chemical compound library. Due to the highly competitive subject matter of the research, the name of the endogenous ligand was not revealed. Taisho will make a one-time, up-front research and development fee payment for Phase I of the collaboration. Additional terms and payment amounts were not provided.

"This is our third agreement with Taisho," stated Jack Lief, Arena's President & CEO. Mr. Lief further noted that, "Unlike our previous collaborations with Taisho or our collaborations with other partners, this agreement is focused on the identification of a receptor of interest to Taisho and is based upon Taisho's recognition of Arena's expertise, understanding and experience with GPCRs. We believe that we currently have about half of all human GPCRs available at Arena. We therefore believe that the odds favor finding a GPCR that binds with Taisho's endogenous ligand with the receptors that we have in-house. Because we expect to have all human GPCRs in-house by the end of this year, we believe that our ability to complete Phase I and move into Phase II of the collaboration is viable within the next 12 to 18 months."

Arena's CART Technology allows for the direct identification of modulators of G protein-coupled receptors in a ligand-independent manner, making the technology particularly useful with respect to orphan GPCRs which are estimated to comprise approximately 2% of the human genome. Such ligand independent screening is made possible by genetic alteration of these receptors, using routinely applicable and proprietary genetic cassettes. Arena has recently initiated "Project Genesis," an internal program aimed at obtaining all of the human GPCRs, identifying the location of these


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receptors within the human body for purposes of understanding the function of such receptors, and screening each GPCR to identify receptor modulators that form the basis of drug candidates. Arena's CART Technology, in conjunction with Arena's recent acquisition of Bunsen Rush Laboratories, Inc. and the recently announced genomics database subscription agreement with Celera Genomics, is intended to facilitate completion of Project Genesis within the next three to five years.

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties, and actual events or results may differ materially from Arena's and BRL Screening, Inc.'s expectations. Statements that are not historical facts, including statements which are preceded by, followed by, or that include the words "intends," "will," "plans," "expects," "anticipates," "estimates," "aim" and "believes" or similar statements are forward-looking statements. Important factors that could cause actual results to differ materially from those stated or implied by our forward looking statements due to risks and uncertainties associated with Arena's and BRL's business include, but are not limited to, the following: identification of the receptor from the Taisho collaboration as a GPCR; the ability to complete Phase I of the collaboration with Taisho; the ability to complete Project Genesis, if at all, within a reasonable time period; future quarterly or annual financial results; the timing, success and cost of preclinical research, out-licensing endeavors and clinical studies, and receipt of additional milestone payments, if any, from collaborators. Additional risk factors that could cause actual results to differ materially from those in our forward looking statements are disclosed in Arena's SEC reports, including but not limited to Arena's Form S-1, most recent quarterly report on Form 10-Q, and most recent annual report on Form 10-K. These forward-looking statements represent Arena's judgment as of the date of this release. Arena and BRL disclaim, however, any intent or obligation to update these forward-looking statements.

"Arena Pharmaceuticals" is a registered U.S. trademark of the company. "Arena" and "CART" are trademarks of the company. Arena's headquarters are located at 6166 Nancy Ridge Drive, San Diego, CA 92121. Arena's telephone number is (858) 453-7200. On the Internet, please refer to Arena's website: http://www.arenapharm.com or BRL Screening's website: http://www.brlscreening.com for further information regarding CART Technology and the Melanophore Technology.

For further information, contact:   Jack Lief, President & CEO: Extension 223
                                    Joseph Mooney, CFO: Extension 8-508

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